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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Federal Data Corporation of our report dated March 28, 1997 relating to the consolidated financial statements of Federal Data Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Historical Financial Data of Federal Data Corporation" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Historical Financial Data of Federal Data Corporation."

PRICE WATERHOUSE LLP


Washington, DC
November 26, 1997